As filed with the Securities and Exchange Commission on July 15, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VIREO GROWTH INC.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	82-3835655
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

209 South 9th Street
Minneapolis, Minnesota 55402
(612) 999-1606
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

C T Corporation System

28 Liberty Street

New York, NY 10005

(212) 894-8940

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

John Mazarakis	Thomas M. Rose, Esq.
Chief Executive Officer	Nicole A. Edmonds, Esq.
Vireo Growth Inc.	Troutman Pepper Locke LLP
209 South 9th Street Minneapolis, Minnesota 55402 (612) 999-1606	125 High Street, 19th Floor Boston, MA 02110 (617) 204-5100

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instructions I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy securities in any state where the offer or sale is not permitted.

Subject to Completion, July 15, 2025

PRELIMINARY PROSPECTUS

VIREO GROWTH INC.

129,536,874 Subordinate Voting Shares

This prospectus relates to the resale, from time to time, by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to an aggregate of 129,536,874 of our subordinate voting shares, no par value (the “Subordinate Voting Shares”), issued in a private placement completed by us on December 17, 2024 (the “Private Placement”). The Subordinate Voting Shares were sold at a cash price of $0.625 per Subordinate Voting Share.

Our registration of the Subordinate Voting Shares covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Subordinate Voting Shares hereby registered. The Selling Securityholders may offer, sell, or distribute all or a portion of the Subordinate Voting Shares hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of our Subordinate Voting Shares by the Selling Securityholders pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of these Subordinate Voting Shares, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of our Subordinate Voting Shares. See “Plan of Distribution” beginning on page 29  of this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our Subordinate Voting Shares.

Our Subordinate Voting Shares are listed on the Canadian Securities Exchange (the “CSE “) under the symbol “VREO” and on the OTCQX under the symbol “VREOF.” On July 14, 2025, the closing sale price of our Subordinate Voting Shares as reported on the CSE was C$0.65 and the closing sale price of our Subordinate Voting Shares on the OTCQX was $0.477.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Our business and investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus and in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated            , 2025

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the Subordinate Voting Shares offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the Subordinate Voting Shares offered by them described in this prospectus.

We may also file a prospectus supplement that may contain material information relating to these offerings. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any Subordinate Voting Shares, you should carefully read this prospectus and any applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these Subordinate Voting Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains, and any prospectus supplement may contain, industry and market data from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies, publicly available information and research, surveys and studies conducted by third parties. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In addition, while we believe the industry and market data included in this prospectus is reliable and based on reasonable assumptions, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. The market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” included herein and contained in our filings incorporated herein by reference, and any applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information. Nevertheless, we are ultimately responsible for all disclosure in this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless otherwise indicated, all references to “$” or “US$” in this registration statement/prospectus refer to U.S. dollars, and all references to “C$” refer to Canadian dollars.

This prospectus and any document incorporated by reference to this prospectus may contains references to trademarks, trade names and service marks of Vireo Growth. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus and any document incorporated by reference to this prospectus, including logos, artwork and other visual displays may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that Vireo Growth will not assert, to the fullest extent under applicable law, its rights thereto.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Vireo Growth,” “we,” “us,” “our,” and similar terms refer to Vireo Growth Inc. and its consolidated subsidiaries.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

As a company with less than $1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other exemptions from requirements that are otherwise applicable to public companies that are not emerging growth companies. These provisions include:

•	Reduced disclosure about our executive compensation arrangements;

•	Exemptions from non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

•	Our election under Section 107(b) of the JOBS Act to delay adoption of new or revised accounting standards with different effective dates for public and private companies until those standards would otherwise apply to private companies; and

•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions until we cease to be an emerging growth company on the earliest of: (i) the end of the fiscal year in which the fifth anniversary of the effectiveness of our first registration statement under the Securities Act occurred, (ii) at the end of the fiscal year in which our annual revenues exceed $1.235 billion, (iii) the date on which we qualify as a large-accelerated filer under the rules of the SEC, and (iv) the date on which we issue more than $1.0 billion of non-convertible debt during the previous three-year period.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain and incorporate by reference statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “believes,” “should” and similar expressions may identify forward-looking statements and such forward-looking statements are made based upon management’s current expectations, assumptions and beliefs as of this date concerning future developments and their potential effect on us. There can be no assurance that future developments will be in accordance with management’s expectations, assumptions or beliefs, or that the effect of future developments on us will be those anticipated by management. Because actual results may differ materially from those expressed or implied by these forward-looking statements, we caution readers not to place undue reliance on these statements. Any forward-looking statement speaks only as of the date on which that statement is made. Vireo Growth assumes no obligation to update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

The factors that could cause actual results to differ materially from our expectations, assumptions and beliefs, include, but are not limited to, the risks described under “Risk Factors” and the following:

● Marijuana remains illegal under U.S. federal law.

● U.S. state and local regulation of cannabis is uncertain and changing. New state or local laws may be enacted which affect our product offerings or manufacturing processes.

● We are involved in litigation with Verano Holdings Inc., the outcome of which is uncertain.

● Cannabis businesses are subject to applicable anti-money laundering laws and regulations and have restricted access to banking and other financial services. Recent events in the banking industry may further restrict our ability to access financial services including obtaining traditional bank financing.

● We operate in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where we carry on business.

● Investors in the Company who are not U.S. citizens may be denied entry into the United States.

● The Company and its merger targets may not integrate successfully.

● It may be challenging for the Company to service the additional indebtedness incurred as a result of the recent mergers.

● Our shareholders may not realize a benefit from the recent mergers commensurate with the ownership dilution they experienced in connection with the mergers.

● The stockholders of Deep Roots Holdings, Inc., the stockholders of WholesomeCo, Inc., and Proper Holdings, LLC in its capacity as the sole shareholders of each of Proper Holdings Management, Inc. and NGH Investments, Inc. and the equityholders of Proper Holdings, LLC and other subsequent recipients of the Company’s subordinate voting shares from Proper Holdings, LLC pursuant to the Proper merger agreement, have agreed or will agree to indemnify the Company for certain damages arising from certain of the representations, warranties, covenants, and agreements of each of these entities, respectively, in each case as set forth in the merger agreements. However, there can be no assurance that these indemnities will be sufficient to make the Company whole for the full amount of such damages, or that such indemnifying parties’ ability to satisfy their respective indemnification obligation will not be impaired in the future.

● The Company’s ability to use net operating loss carryforwards and other tax attributes may be limited as a result of the mergers.

● We incurred net losses in fiscal years 2024 and 2023, and cannot provide assurance as to when or if we will become profitable and generate cash in our operating activities.

● If additional financing is required to operate our business, we may face difficulties acquiring such additional financing on terms acceptable to us or at all.

● Our senior secured credit facility contains covenant restrictions that may limit our ability to operate our business.

● Servicing our debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

● We face security risks related to our physical facilities and cash transfers due to the mostly cash nature of the cannabis industry.

● Our business is subject to the risks inherent in agricultural operations.

● We face risks related to our information technology systems, including potential cyber-attacks and security and privacy breaches.

● Our reputation and ability to do business may be negatively impacted by our suppliers’ inability to produce and ship products.

● We are dependent on key inputs, suppliers and skilled labor for the cultivation, extraction, and production of cannabis products.

● Our inability to attract and retain key personnel could materially, adversely affect our business.

● We face an inherent risk of product liability claims as a manufacturer, processor and producer of products that are intended to be ingested by people.

● Our intellectual property may be difficult to protect.

● We face intense competition in a new and rapidly growing industry by other licensed companies with more experience and financial resources than we have and by unlicensed, unregulated participants.

● There are risks associated with consolidation of the industry by well-capitalized entrants developing large-scale operations.

● Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

● The elimination of monetary liability against our directors, officers, and employees under British Columbia law and the existence of indemnification rights for our obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees.

● There is doubt as to the ability to enforce judgments in Canada or under Canadian law against U.S. subsidiaries, assets, and experts.

● Additional issuances of Subordinate Voting Shares, or securities convertible into Subordinate Voting Shares, may result in dilution.

● The market price for the Subordinate Voting Shares may continue to be volatile.

● An investor may face liquidity risks with an investment in our Subordinate Voting Shares.

● We do not intend to pay dividends on our Subordinate Voting Shares and, consequently, the ability of investors to achieve a return on their investment will depend entirely on appreciation in the price of our Subordinate Voting Shares.

● We are subject to Canadian and United States tax on our worldwide income.

● Changes in tax laws may affect the Company and holders of Subordinate Voting Shares.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Item 1A. Risk Factors” in our most recently filed Annual Report on Form 10-K (the “Annual Report”), under the heading “Risk Factors” in our definitive information statement on Schedule 14C and in our other filings with the SEC. The risks described under the heading “Item 1A. Risk Factors” in our most recently filed Annual Report are not exhaustive. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements.

SUMMARY

Background

Vireo Growth Inc. is a reporting issuer in Canada, with its securities listed for trading on the CSE under the symbol “VREO” and on the OTCQX under the symbol “VREOF”. Vireo Growth is a cannabis company whose mission is to provide safe access, quality products and value to its customers while supporting its local communities through active participation and restorative justice programs. The Company is evolving with the industry and is in the midst of a transformation to being significantly more customer-centric across its operations, which include cultivation, manufacturing, wholesale and retail business lines. With our core operations strategically located in six limited-license medical and adult-use markets, Vireo Growth cultivates and manufactures cannabis products in environmentally friendly greenhouses and other facilities and distributes these products through our growing network of Green Goods™ and other Vireo Growth branded retail dispensaries, as well as third-party dispensaries in the markets in which our subsidiaries hold operating licenses.

As of June 30, 2025, Vireo Growth, through its subsidiaries, has licenses and operates in six states, consisting of Maryland, Minnesota, Missouri, Nevada, New York and Utah. Additionally, the Company has non-operating assets and liabilities in Nevada and Massachusetts. As of June 30, 2025, we retail cannabis products in 36 dispensaries located across Maryland (2), Minnesota (8), Missouri (11), Nevada (10) New York (4), and Utah (1) and wholesales cannabis products, through third-party companies, in Maryland, Minnesota, Missouri, Nevada, New York and Utah.

Our registered office is located at 1000 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia V6E 3L2. Our head office is located at 207 South Ninth Street, Minneapolis, Minnesota 55402.

History of the Company

Our business was established in 2014 as Minnesota Medical Solutions, LLC (“Minnesota Medical Solutions”),  and we received our first license in December 2014. On January 1, 2018, all the equity of Minnesota Medical Solutions, and Empire State Health Solutions, LLC, was acquired by Vireo Health, Inc. ("Vireo U.S.") in an equity interest swap transaction.

The Company was incorporated under the Business Corporations Act (Alberta) on November 23, 2004 as a capital pool company under the name “Initial Capital Inc.” On May 8, 2007, the Company changed its name to “Digifonica International Inc.” following the completion of a qualifying transaction on the TSX Venture Exchange. On December 9, 2013, the Company continued into British Columbia under the name of “Dominion Energy Inc.”, subsequently changed its name to "Dynamic Oil & Gas Exploration Inc." on June 30, 2014, and to "Darien Business Development Corp." on March 13, 2017. On March 18, 2019, the Company changed its name to "Vireo Health International, Inc." following the completion of a reverse takeover transaction (the "RTO") with Vireo U.S. pursuant to which the former shareholders of Vireo U.S. acquired control of the Company and continued on with our business.

On June 9, 2021, we changed our name to “Goodness Growth Holdings, Inc.” On June 25, 2024 we changed our name to “Vireo Growth Inc.”

On May 12, 2025, the Company completed its previously announced acquisition of all of the issued and outstanding shares of common stock of WholesomeCo, Inc., whereby WholesomeCo, Inc. became a wholly-owned subsidiary of the Company. On June 5, 2025, the Company completed its previously announced acquisition of Proper Holdings Management, Inc. and NGH Investments, Inc., whereby each of Proper Holdings Management, Inc. and NGH Investments, Inc. became a wholly-owned subsidiary of the Company. On June 6, 2025, the Company completed its previously announced acquisition of Deep Roots Holdings, Inc., whereby Deep Roots Holdings, Inc. became a wholly-owned subsidiary of the Company.

Arrangement Agreement

We and Verano Holdings Inc. ("Verano") entered into an Arrangement Agreement dated January 31, 2022, later amended on June 22, 2022 (combined, the "Arrangement Agreement"). Pursuant to the Arrangement Agreement, Verano agreed, among other things, to acquire all of the outstanding shares of Vireo.

We received notice from Verano on October 13, 2022, of Verano's purported termination of the Arrangement Agreement. We believe that Verano has no factual or legal basis to justify or support its purported grounds for termination of the Arrangement Agreement, and on October 13, 2022, we commenced an action in the Supreme Court of British Columbia against Verano. See “Item 3. Legal Proceedings – Verano” and “Item 1A. Risk Factors — We are involved in litigation with Verano, the outcome of which is uncertain.”

Description of the Business

Overview of the Company

Vireo Growth is the holding company for : (a) WholesomeCo, Inc., a Delaware corporation operating in Utah's medical market; (b) Deep Roots Holdings, Inc., a Nevada corporation operating in Nevada's mature cannabis market; (c) Vireo PR Merger Sub Inc. and Vireo PR Merger Sub II Inc., Missouri corporations operating in Missouri's adult-use cannabis market; and (d) Vireo U.S., a United States-based multi-state cannabis company that operates through its license-holding subsidiaries, with significant operations in six core markets: Maryland, Minnesota, Missouri, Nevada, New York and Utah. We are committed to a science-focused approach to providing patients and adult-use customers with high-quality cannabis products. Our operations include cultivating cannabis in environmentally friendly environments, manufacturing pharmaceutical-grade cannabis extracts, and distributing our products through both Company-owned and third-party dispensaries. We currently serve thousands of customers each month.

All of the states in which we operate have adopted legislation to permit the use of cannabis products for medicinal purposes to treat specific conditions and diseases, which is referred to as medical cannabis or medical marijuana. In addition, with the exception of Utah, all of the states in which we operate have adopted legislation to permit the use of cannabis products by adults ages 21 and older, which is referred to as recreational- or adult-use cannabis or recreational- or adult-use marijuana.

Our principal locations and type of operation are listed below:

Location	Nature and Status of Operations	Opened or Acquired
Hurlock, Maryland	Fully operational processing facility	Opened in 2018
Baltimore, Maryland	Fully operational dispensary facility	Acquired in 2021
Frederick, Maryland	Fully operational dispensary facility	Opened in 2021
Massey, Maryland	Fully operational cultivation facility	Opened in 2021
Holland, Massachusetts	Cultivation land purchased; pre-development	Acquired in 2019
Otsego, Minnesota	Fully operational cultivation and processing facility	Opened in 2015
Elk River, Minnesota	Cultivation and processing facility in development	In development
Minneapolis, Minnesota	Fully operational dispensary facility	Opened in 2015
Bloomington, Minnesota	Fully operational dispensary facility	Opened in 2016
Moorhead, Minnesota	Fully operational dispensary facility	Opened in 2015
Rochester, Minnesota	Fully operational dispensary facility	Opened in 2015
Hermantown, Minnesota	Fully operational dispensary facility	Opened in 2020
Blaine, Minnesota	Fully operational dispensary facility	Opened in 2020
Burnsville, Minnesota	Fully operational dispensary facility	Opened in 2020
Woodbury, Minnesota	Fully operational dispensary facility	Opened in 2020
Caliente, Nevada	Held for sale	Acquired in 2021
Johnstown, New York	Fully operational cultivation and processing facility	Opened in 2016
Colonie, New York	Fully operational dispensary facility	Opened in 2016
Elmhurst, New York	Fully operational dispensary facility	Opened in 2016
Johnson City, New York	Fully operational dispensary facility	Opened in 2016
White Plains, New York	Fully operational dispensary facility	Opened in 2016

Mesquite, Nevada	Fully operational cultivation and processing facility	Acquired in 2025
Pahrump, Nevada	Fully operational cultivation facility	Acquired in 2025
Mesquite, Nevada	Fully operational dispensary facility	Acquired in 2025
West Wendover, Nevada	Fully operational dispensary facility	Acquired in 2025
Henderson, Nevada	Fully operational dispensary facility	Acquired in 2025
Henderson, Nevada	Fully operational dispensary facility	Acquired in 2025
North Las Vegas, Nevada	Fully operational dispensary facility	Acquired in 2025
North Las Vegas, Nevada	Fully operational dispensary facility	Acquired in 2025
City of Las Vegas, Nevada	Fully operational dispensary facility	Acquired in 2025
Clark County, Nevada	Fully operational dispensary facility	Acquired in 2025
Clark County, Nevada	Fully operational dispensary facility	Acquired in 2025
Pahrump, Nevada	Fully operational dispensary facility	Acquired in 2025
Henderson, Nevada	Dispensary facility in development	Acquired in 2025
City of Las Vegas, Nevada	Provisional dispensary (exploring real estate)	Acquired in 2025
Mesquite, Nevada	Distribution license – active, in use	Acquired in 2025
Mesquite, Nevada	Distribution license – active, but not used	Acquired in 2025
Clark County, Nevada	Distribution license – provisional, inactive	Acquired in 2025
Clark County, Nevada	Cultivation license – provisional, inactive	Acquired in 2025
Clark County, Nevada	Production license – provisional, inactive	Acquired in 2025
Clark County, Nevada	Lounge license – provisional, inactive	Acquired in 2025
Clark County, Nevada	Lounge license – provisional, inactive	Acquired in 2025
St. Louis, Missouri	Fully operational cultivation and processing facility	Acquired in 2025
Warrenton, Missouri	Fully operational dispensary facility	Acquired in 2025
St. Louis, Missouri	Fully operational dispensary facility	Acquired in 2025
St. Louis, Missouri	Fully operational dispensary facility	Acquired in 2025
Kirkwood, Missouri	Fully operational dispensary facility	Acquired in 2025
Kansas City, Missouri	Fully operational dispensary facility	Acquired in 2025
Crestwood, Missouri	Fully operational dispensary facility	Acquired in 2025
Bridgeton, Missouri	Fully operational dispensary facility	Acquired in 2025
Festus, Missouri	Fully operational dispensary facility	Acquired in 2025
Festus, Missouri	Fully operational dispensary, processing and delivery services facility	Acquired in 2025
House Springs, Missouri	Fully operational dispensary facility	Acquired in 2025
Ellisville, Missouri	Fully operational dispensary facility	Acquired in 2025
City (TBD), Missouri	Provisional dispensary (exploring real estate)	Acquired in 2025
Centerville, Utah	Fully operational cultivation and processing facility	Acquired in 2025
Grantsville, Utah	Fully operational cultivation facility	Acquired in 2025
Bountiful, Utah	Fully operational dispensary facility	Acquired in 2025

Our mission is to provide patients and consumers with best-in-class cannabis products and expert advice, informed by medicine and science. We also are seeking to develop intellectual property that is complementary to our mission, including novel product formulations, novel delivery systems and harm-mitigation processes.

We have developed proprietary cannabis strains, cultivation methods, carbon dioxide extraction, ethanol extraction, and other processes related to the production, refinement, and packaging of cannabis products. We have documented the relevant processes in the form of standard operating procedures and work instructions, which are only shared with third parties when absolutely required and then only upon receipt of written non-disclosure agreements.

We have sought and continue to seek to protect our trademark and service mark rights. Because the cultivation, processing, possession, transport and sale of cannabis and cannabis-related products remain illegal under the Controlled Substances Act (as defined below) we are not able to fully protect our intellectual property at the federal level. As a result, we have sought and continue to seek federal registrations in limited classes of goods and services and have obtained several state registrations.

The Cannabis Industry and Business Lines of the Company

According to market research projections by cannabis researcher Brightfield Group, U.S. sales of legal cannabis are expected to reach over $50 billion by 2026.

As described further below, United States federal law now bifurcates the legality of “hemp” (defined as any part of the Cannabis sativa L plant —including any seeds, derivatives, extracts, cannabinoids, isomers, acids, salts and salts of isomers thereof, whether growing or not —with a tetrahydrocannabinol (“THC”) concentration of less than 0.3% on a dry weight basis) from “marihuana” (also commonly known as “marijuana”). For purposes of this filing, the term “cannabis” means “marihuana” as set forth in the Controlled Substances Act (21 U.S.C. § 811) (the “Controlled Substances Act”) and is used interchangeably with the term “marijuana.”

To date, in the United States, medical cannabis has been legalized in 40 states, three territories, and the District of Columbia, while 24 states, three territories and the District of Columbia have approved cannabis for recreational use by adults (also known as “adult-use”).

We strive to meet best-in-class health, safety and quality standards relating to the growth, production and sale of cannabis medicines, and consumer products. Our offerings include cannabis flower, cannabis oil, cannabis topicals, orally ingestible tablets and capsules, and vaporizer pens and cartridges.

We are a vertically integrated cannabis company that operates from “seed-to-sale.” We have three business lines:

i.	Cultivation: We grow cannabis in outdoor, indoor and greenhouse facilities. Our expertise in growing enables us to produce award-winning and proprietary strains in a cost-effective manner. We sell our products in company-owned or -managed dispensaries and to third parties where lawful.

ii.	Production: We convert cannabis biomass into formulated oil using a variety of extraction techniques. Some of this oil is used to produce consumer products such as vaporizer cartridges and edibles, and some is sold to third parties in jurisdictions where this practice is lawful.

iii.	Retail Dispensaries: We operate retail dispensaries that sell proprietary and, where lawful, third-party cannabis products to retail customers and patients.

Cultivation Facilities

We have rights to operate cultivation facilities in six states. Although pricing pressure for dried flower in several mature cannabis markets has led some operators to eschew cultivation, in certain markets the transition from medical-only to adult-use cannabis has increased wholesale market prices significantly. We believe that our cultivation operations provide certain other benefits, including:

i.	Low Cost: We continually seek ways to optimize our growing processes and minimize expenses. By having control over our own cultivation, we can reduce input costs and maximize margins. We believe that production at scale is critical to drive down unit cost.

ii.	Product Availability: Control over our cultivation facilities allows us to monitor and update the product mix in our dispensaries to meet evolving demand, particularly regarding strain selection and diversity.

iii.	Quality Assurance: Quality and safety are critically important to us and our customers. Controlling our growing processes greatly reduces the risk of plant contamination or infestation, and we believe that consistently high-quality products can demand higher retail prices.

Our focus on quality, potency, strain diversity and scalable production is vital because we believe that the wholesale market for cannabis plant material will become increasingly price-competitive over time as more companies enter this industry segment. We believe that manufacturers and retailers that source high-quality, low-cost plant material will have a significant advantage in the medium and long term.

Cultivation

We have rights to operate cultivation facilities in six states. Although pricing pressure for dried flower in several mature cannabis markets has led some operators to eschew cultivation, in certain markets the transition from medical-only to adult-use cannabis has increased wholesale market prices significantly. We believe that our cultivation operations provide certain other benefits, including:

i.	Low Cost: We continually seek ways to optimize our growing processes and minimize expenses. By having control over our own cultivation, we can reduce input costs and maximize margins. We believe that production at scale is critical to drive down unit cost.

ii.	Product Availability: Control over our cultivation facilities allows us to monitor and update the product mix in our dispensaries to meet evolving demand, particularly regarding strain selection and diversity.

iii.	Quality Assurance: Quality and safety are critically important to us and our customers. Controlling our growing processes greatly reduces the risk of plant contamination or infestation, and we believe that consistently high-quality products can demand higher retail prices.

Our focus on quality, potency, strain diversity and scalable production is vital because we believe that the wholesale market for cannabis plant material will become increasingly price-competitive over time as more companies enter this industry segment. We believe that manufacturers and retailers that source high-quality, low-cost plant material will have a significant advantage in the medium and long term.

Cultivation and Production Facilities

Except for our bifurcated cultivation-only and production-only facilities in Maryland and a cultivation-only facility in Nevada (in addition to a combined cultivation and production facility) and a cultivation-only facility in Utah (in addition to a combined cultivation and production facility), we operate combined cultivation and production facilities. Each cultivation and production facility focuses primarily on the development of cannabis products and dried cannabis plant material for medical and other consumer use, as well as the research and development of new strains of cannabis. At all our facilities, we focus on consumer safety and maintaining strict quality control. The methods we employ result in consistent production of high-quality products and minimize product recalls and complaints from patients and adult-use customers.

Our cultivation business line operates year-round, although operations and sales trends in select markets exhibit seasonal fluctuations. In some regions, outdoor cultivation opportunities arise seasonally, and sales may be impacted during summer and winter months. Additionally, promotional activity often increases around specific industry events and holidays, including April 20, July 10 and Green Wednesday (the Wednesday before Thanksgiving).

We operate the following cultivation and production facilities as of the close of business on June 30, 2025:

Maryland:	•	We operate one cultivation facility of approximately 116,000 square feet in total, with 38,924 square feet of greenhouse flowering canopy, and one production facility of approximately 22,000 square feet.

	•	In March 2021, we transferred the cultivation license from our formerly co-located cultivation and processing facility to another cultivation facility consisting of approximately 116,000 square feet of space and associated land and buildings. The production operation remains at the original combined cultivation and processing facility.

	•	We have a number of customers; our results of operations and financial results in Maryland are not dependent upon sales to one or a few major customers.

Minnesota	•	Currently operate one cultivation and production facility of approximately 90,000 square feet in total, with 38,400 square feet of greenhouse flowering canopy.

	•	Additional 110,000 square foot of operation with approximately 30,000 square feet of indoor flowering canopy is under construction and intended primarily to support the adult-use market when adult-use sales commence.

	•	We have a large number of customers; our results of operations and financial results in Minnesota are not dependent upon sales to one or a few major customers.

Missouri	•	Currently operate one cultivation and production facility of approximately 90,000 square feet of space in total, with 29,760 square feet of operational indoor flowering canopy.

	•	We have a large number of customers; our results of operations and financial results in Missouri are not dependent upon sales to one or a few major customers.

Nevada	•	Currently operate one cultivation-only facility and one cultivation and production facility, with approximately 55,000 square feet of cultivation and production space in total (~46,000 square feet in Mesquite facility, ~9,000 square feet in Pahrump facility) with 20,276 square feet of operational indoor flowering canopy in total.

	•	We have a large number of customers; our results of operations and financial results in Nevada are not dependent upon sales to one or a few major customers.

New York	•	Currently operate approximately 160,000 square feet of cultivation and production space in total, with 39,840 square feet of operational indoor flowering canopy. Approximately 228,000 square feet of additional indoor cultivation and production space is available for future expansion.

	•	We purchase a modest portion of our manufactured products inventory from several other registered organizations.

	•	We have a large number of customers; our results of operations and financial results in New York are not dependent upon sales to one or a few major customers.

Utah	•	Currently operate one indoor cultivation and production facility, with approximately 22,500 square feet of cultivation and production space in total, with 8,640 square feet of operational indoor flowering canopy, in addition to an outdoor cultivation facility with 2.5 acres of canopy in a 25.3 acres of land.

	•	We have a large number of customers; our results of operations and financial results in Utah are not dependent upon sales to one or a few major customers.

Manufacturing

We manufacture, assemble, and package cannabis finished goods across a variety of product segments:

i.	Inhalable: flower and trim; dabbable concentrates (e.g., hash, rosin, temple balls); distillate pre-filled vaporizer pens and cartridges; pre-rolls; and distillate syringes.

ii.	Ingestible: edibles; tablets; softgels; oral solutions; oral sprays; tinctures; and lozenges.

iii.	Topicals: balms and topical bars.

We have wholesale operations in Maryland, Minnesota, Missouri, Nevada, New York and Utah. Manufactured products are sold to third parties, where allowed, and are also distributed to Company-owned and operated retail dispensaries.

Supply Chain

We are vertically integrated in the markets in which we operate. In the normal course of our business, we purchase input materials and components used in the cultivation, processing, manufacture, and distribution of our products. No individual supplier represents a significant portion of our purchases or poses a material risk to our operations.

Principal Products or Services

Our brands include:

•	Vireo Spectrum™ brand pre-filled distillate vaporizer pre-rolls, flower, pens and cartridges, syringes, bulk oil, edibles, softgels, tablets, oral solutions, oral spray, topical bars, and topical balms;
•	Vireo Selects™ brand distillate and live terpene vaporizer pens, disposable vaporizer pens, and syringes;
•	1937™ brand distillate and live terpene vaporizer pens and cartridges, disposable vaporizer pens, flower and trim, and dabbable concentrates;
•	Boundary Waters™ pre-roll products, RSO Gummies, Half Gram Vapes, disposable vaporizer pens, and hemp derived beverages;
•	Hi-Color™ edibles;
•	Kings and Queens™ concentrates, including live and cured resin badder, budder, sugar, and sauce; and Infused Pre-rolls and Live Resin Pre-filled Vaporizer Cartridges;
•	Simple™ brand distillate vaporizer cartridges, disposable vaporizer cartidges, and flower;
•	Dr. Westwater™ Topical Balms;
•	Small A$$ Bud™ flower;
•	Hi*AF™ distillate vaporizer disposable pens and pre-filled cartridges and hemp derived beverages;
•	Hilight™ distillate vaporizer cartridges, disposable vaporizer pens, edibles, flower and concentrates including badder, shatter, sugar, crumble and sauce;
•	WholesomeCo™ distillate, live terpene, liquid diamond and live rosin vaporizer cartridges, disposable vaporizer pens, flower, edibles, tinctures, topical balms and lotion creams, live resin and live rosin concentrates;
•	Ritual™ premium flower and live rosin concentrates;
•	CAMP™ flower, solventless gummies and solventless extracts;
•	Neon Moon™ flower, pre-rolls, infused pre-rolls, BHO live resin dabs, BHO live resin cartridges and disposables, live resin gummies;
•	High Heads™ flower, distillate cartridges and disposables, distillate gummies;
•	Proper Cannabis™ pre-packed flower, bulk deli-style flower, pre-rolls, infused rosin and live resin pre-rolls, pre-filled live rosin all-in-one vaporizers, pre-filled live resin (liquid diamonds) cartridges, pre-filled sauce+ distillate cartridges, branded dabbable concentrates, including live resin badder, live rosin, live diamonds and sauce, ice water hash;
•	Proper Cannabis Reserve™ pre-packed flower, bulk deli-style flower;
•	Honeybee Edibles™ gumdrops, chocolate bars;
•	RATIO™ distillate dose-controlled vaporizer pens, mints;
•	Goodnight™ sleep gummies, sleep distillate vaporizer;
•	Daily Driver™ pre-packed flower, infused distillate pre-rolls;
•	Odyssey™ pre-rolls;
•	Lotus™ pre-filled distillate cartridges, pre-filled live resin cartridges, infused pre-rolls, branded dabbable concentrates, including live resin badder, live sugar, live shatter; and
•	Various other flower and trim brands.

The following table shows which principal manufactured products we currently sell at our dispensaries in our various markets:

Market	Principal Products

Maryland	1937 Vape Cartridges; 1937 Disposable Vape Pens, 1937 Concentrates; 1937 Pre-Rolls; 1937 Pre-Pack Flower; 1937 Bulk Flower; 1937 Bulk Trim; Hi-Color™ edibles; 1937 RSO Syringes, Kings and Queens™ concentrates, Hi-Roller Infused Pre-Roll Kits, infused pre-rolls, and vape cartridges; Small A$$ Buds bulk flower, Hi*AF™ distillate vaporizer disposable pens and pre-filled cartridges

Minnesota	Vireo Selects Vape Cartridges and Syringes, Vireo Spectrum Vapes, Vireo Spectrum Flower and Pre-Rolls, Boundary Waters Pre-Rolls, Vireo Spectrum Capsules; Vireo Spectrum Tincture; Vireo Spectrum Oral Solution; Vireo Spectrum Oral Spray; Vireo Spectrum Syringe/Bulk Oil; Vireo Spectrum Tablet; Vireo Spectrum Topical Balm; Vireo Spectrum Topical Bar, Simple Vape Cartridges and Bulk Flower, Dr. Westwater Topical Balms, Boundary Waters RSO Gummies, Boundary Waters Vapes, Boundary Waters Flower, Boundary Waters Hemp Derived Beverages, Hi*AF Hemp Derived Beverages, HiTide Hemp Derived Beverages, HiCOLOR Hemp Derived Edibles, Limited Salad Flower, Vireo Spectrum Edibles.

Missouri	Proper Cannabis brand pre-packed flower, bulk deli-style flower, pre-rolls, infused rosin and live resin pre-rolls, pre-filled live rosin all-in-one vaporizers, pre-filled live resin (liquid diamonds) cartridges, pre-filled sauce and distillate cartridges, branded dabbable concentrates, including live resin badder, live rosin, live diamonds and sauce; Proper Cannabis Reserve brand pre-packed flower, bulk deli-style flower; Honeybee Edibles brand gumdrops, chocolate bars; RATIO brand distillate dose-controlled vaporizer pens, mints; Goodnight brand sleep gummies, sleep distillate vaporizer; and Daily Driver brand pre-packed flower, infused distillate pre-rolls.

Nevada	CAMP premium jarred flower (1/8 oz), CAMP Solventless Gummies, CAMP Solventless Extracts (Disposables and Dabs), Neon Moon ½ oz bagged flower, Neon Moon flower pre-rolls (1pc, 3pc and 5pc), Neon Moon infused pre-rolls (1pc and 5pc), Neon Moon BHO Live Resin Dabs, Neon Moon BHO Live Resin Cartridges and Disposables, Neon Moon BHO Live Resin Gummies, High Heads bagged flower (1 oz), High Heads Distillate Cartridges and Disposables, High Heads Distillate Gummies.

Licensed Products: Cheeba Chew Taffies, Escape Artist Topicals.

New York	Vireo Selects Vape Cartridges, Vireo Spectrum Vape Cartridges; Hi-Color™ edibles, Vireo Spectrum Syringes/Bulk Oil; Vireo Spectrum Softgel; Moonlight Softgel; Vireo Spectrum Oral Solution; Vireo Spectrum Oral Spray; Vireo Spectrum Balm; Vireo Spectrum Flower; Vireo Spectrum Pre-Rolls, Simple Vape Cartridges, Simple 14g/28g Small Bud Flower, Hi*AF Vape Cartridges, Hi*AF Disposable Vape Pens, 1937 Indoor Flower.

Utah	Hilight distillate vaporizer cartridges, Hilight disposable vaporizer pens, Hilight edibles, Hilight flower and Hilight concentrates, WholesomeCo distillate, WholesomeCo live terpene, WholesomeCo liquid diamond and live rosin vaporizer cartridges, WholesomeCo disposable vaporizer pens, WholesomeCo flower, WholesomeCo edibles, WholesomeCo tinctures, WholesomeCo topical balms and lotion creams, WholesomeCo live resin and live rosin concentrates, Ritual premium flower and Ritual live rosin concentrates.

Retail Strategy

We have invested substantial resources in developing customer-friendly store designs and floorplans. In 2020, we began constructing new dispensaries using a modern layout and refreshed color scheme tied to the Green Goods™ trademark, and we have also been converting existing dispensaries to this new theme. Members of our management team have experience in real estate development, which has enabled us to secure premium locations for some of our dispensaries. We typically target locations with high foot traffic, good visibility, and proximity to densely populated residential areas. We also elevate factors such as location characteristics, vehicular traffic, local demographics, and competitor proximity when selecting retail locations.

Principal Business Objectives

Our principal business objectives over the next 12-month period include achieving positive operating cash flow through cost discipline, operational excellence, and product quality; improving the quality and efficiency of flower production in Maryland and Minnesota; pursuing non-core asset divestitures; managing the balance sheet with capital partners to grow into being a strong credit.

Employees and Human Capital Resources

As of June 30, 2025 we had 499 employees, 412 of whom were full time employees. Certain of our employees in Maryland, Minnesota and New York are represented by local offices of the United Food and Commercial Workers International Union (“UFCW”). The collective bargaining agreements with the employees in these states expire or expired as follows:

State	Agreement Expiration
Maryland	October 31, 2027
Minnesota	November 22, 2026
New York (Security)	October 31, 2027
New York (non-drivers)	October 31, 2027
New York (drivers)	December 31, 2024

Our collective bargaining agreements in New York (drivers) and Maryland have expired and negotiations are in progress. We anticipate a resolution and consider our overall relationships with our employees, UFCW, and Local 811 to be positive.

Our human capital objectives focus on attracting, developing, retaining, and engaging a talented workforce. Our compensation program is designed to be competitive and aligned with both individual and company performance. We are committed to fostering a collaborative and results-driven culture that supports the execution of our strategic goals.

Research and Development

Our former research and development activities primarily focused on developing new, innovative, and patent-protectable products for the cannabis market. These efforts have focused on novel cannabinoid formulations as well as accessory products designed to improve the cannabis consumption experience. We also experimented with plant spacing and nutrient blends, cannabis variety trialing and improved pest management techniques. We also engaged in research and development activities focused on developing new extracted or infused products.

Patents and Trademarks

We hold six (6) patents and have a number of other patents pending with the United States Patent and Trademark Office (“USPTO”).

We have successfully registered the trademarks Vireo Health®, Green Goods®, and 1937® with the USPTO.

Competitive Conditions and Position

Historically, Vireo U.S. won licenses in competitive, merit-based selection processes through wholly-owned subsidiary applicants. We pursued opportunities in limited license markets with higher barriers to entry presenting an opportunity for higher returns or the development of strategic opportunities.

The industry is highly competitive with many operators, including large multi-state operators and smaller regional and local enterprises. We face competition from other companies that have greater resources, enhanced access to public equity and debt markets, superior cultivation and manufacturing capabilities, lower operating costs, better-located retail facilities, more experienced management, or that may be more mature as businesses. There are several multi-state operators that we compete directly with in some of our operating markets. Aside from current direct competition, other operators that are sufficiently capitalized to enter the Company’s markets through new licensure or acquisitive growth are also considered potential competitors. Similarly, if and to the extent we continue to enter new markets, we will encounter new direct competitors.

Private Placement

We issued 129,536,874 Subordinate Voting Shares in the Private Placement to CA PIPE SPV, LLC and other investors, pursuant to subscription agreements dated December 17, 2024. The Subordinate Voting Shares were issued at a price of $0.625 per Subordinate Voting Share for aggregate gross proceeds of approximately $81,000,000. Under the terms of the Subscription Agreements entered into with the investors in the Private Placement, we agreed to register the 129,536,874 Subordinate Voting Shares for resale on this registration statement.

THE OFFERING

Issuer:	Vireo Growth Inc.

Subordinate Voting Shares offered by the Selling Securityholders:	129,536,874 Subordinate Voting Shares

Subordinate Voting Shares outstanding prior to this offering:	923,839,190 Subordinate Voting Shares (as of June 30, 2025)

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the Subordinate Voting Shares registered under this prospectus for resale. See “Plan of Distribution.”

Use of proceeds	The Selling Securityholders will receive the proceeds from the sale of Subordinate Voting Shares offered hereby. We will not receive any proceeds from the sale of Subordinate Voting Shares by the Selling Securityholders.

Risk factors	See “Risk Factors” on page 15 and other information included and incorporated by reference in this prospectus for a discussion of factors you should consider before investing in our Subordinate Voting Shares.

CSE and OTCQX symbols	Our Subordinate Voting Shares are listed on the CSE under the symbol “VREO” and on the OTCQX under the symbol “VREOF.”

RISK FACTORS

Investing in our Subordinate Voting Shares involves risk. Prior to making a decision about investing in our Subordinate Voting Shares, you should carefully consider the risk factors contained in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement or any free writing prospectus. The risks and uncertainties we have described are not the only risks that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. These risks, both known or unknown, could materially affect our business, results of operations or financial condition and cause the value of our Subordinate Voting Shares to decline. You could lose all or part of your investment.

Risks Related to the Resales by Selling Securityholders

Sales of substantial amounts of Subordinate Voting Shares by a Selling Securityholder, or the perception that sales could occur, could adversely affect the price of our Subordinate Voting Shares.

The sale by the Selling Securityholders of a significant number of Subordinate Voting Shares could have a material adverse effect on the market price of our Subordinate Voting Shares. In addition, the perception in the public markets that the Selling Securityholders may sell all or a portion of their Subordinate Voting Shares as a result of the registration of such Subordinate Voting Shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our Subordinate Voting Shares. We cannot predict the effect, if any, that market sales of those Subordinate Voting Shares or the availability of those Subordinate Voting Shares for sale will have on the market price of our Subordinate Voting Shares.

USE OF PROCEEDS

We are not selling Subordinate Voting Shares under this prospectus and we will not receive any of the proceeds from the sale or other disposition of our Subordinate Voting Shares by the Selling Securityholders. The Selling Securityholders will receive all of the proceeds from this offering. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the Subordinate Voting Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Subordinate Voting Shares covered by this prospectus, including all registration and filing fees, and fees and expenses for our counsel and our independent registered public accountants.

DESCRIPTION OF CAPITAL STOCK

Description of the Company’s Securities

The Company is authorized to issue an unlimited number of Subordinate Voting Shares, an unlimited number of multiple voting shares (the “Multiple Voting Shares”) and an unlimited number of super voting shares (the “Super Voting Shares”).

As of June 30, 2025, the issued and outstanding capital of the Company consisted of: (i) 923,839,190 Subordinate Voting Shares; (ii) 259,632 Multiple Voting Shares; and (iii) 0 Super Voting Shares (collectively, the “Company Shares”).

The total number of equity shares assuming all Multiple Voting Shares are converted into Subordinate Voting Shares would be 949,802,390.

Our Articles, which are incorporated by reference into this registration statement, provide further information regarding our securities and qualify the summary in this prospectus in its entirety.

Subordinate Voting Shares

Notice and Voting Rights. Holders of Subordinate Voting Shares are entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held.

Class Rights. As long as any Subordinate Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, prejudice or interfere with any right attached to the Subordinate Voting Shares. Holders of Subordinate Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company. The majority of votes required to pass a special resolution at a meeting of holders of Subordinate Voting Shares is two-thirds of the votes cast on the resolution.

Dividend Rights. Holders of Subordinate Voting Shares are entitled to receive, as and when declared by the directors of the Company, dividends in cash or property of the Company. No dividend will be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Shares basis) on the Multiple Voting Shares and Super Voting Shares.

Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Subordinate Voting Shares, be entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Shares basis) and Super Voting Shares (on an as-converted to Subordinate Voting Shares basis).

Conversion Rights. In the event that an offer is made to purchase Multiple Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange, if any, on which the Multiple Voting Shares are then listed, to be made to all or substantially all the holders of Multiple Voting Shares in a given province or territory of Canada to which these requirements apply, each Subordinate Voting Share shall become convertible at the option of the holder into Multiple Voting Shares at the inverse of the Conversion Ratio (as defined below) then in effect at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer.

The conversion right may only be exercised in respect of Subordinate Voting Shares for the purpose of depositing the resulting Multiple Voting Shares under the offer, and for no other reason. In such event, the Company’s transfer agent for the Subordinate Voting Shares shall deposit under the offer the resulting Multiple Voting Shares on behalf of the holder. Should the Multiple Voting Shares issued upon conversion and tendered in response to the offer be withdrawn by shareholders or not taken up by the offeror, or should the offer be abandoned, withdrawn or terminated by the offeror or the offer otherwise expires without such Multiple Voting Shares being taken up and paid for, the Multiple Voting Shares resulting from the conversion shall be automatically reconverted, without further intervention on the part of the Company or on the part of the holder, into Subordinate Voting Shares at the Conversion Ratio then in effect.

Change in Control. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Redemption Rights. The Company is, subject to certain conditions, entitled to redeem Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares, as applicable, held by certain shareholders in order to permit the Company to comply with applicable licensing regulations. These redemption rights are applicable to each class of shares in the Company.

The purpose of the redemption right is to provide the Company with a means of protecting itself from having a shareholder (or a group of persons who the Board of Directors reasonably believes are acting jointly or in concert) (an “Unsuitable Person”) with an ownership interest of, whether of record or beneficially (or having the power to exercise control or direction over), five percent (5%) or more of the issued and outstanding Company Shares (calculated on as-converted to Subordinate Voting Shares basis), who a governmental authority granting licenses to the Company (including to any subsidiary) has determined to be unsuitable to own shares, or whose ownership of Shares may result in the loss, suspension or revocation (or similar action) with respect to any licenses relating to the conduct of the Company’s business relating to the cultivation, processing and dispensing of cannabis and cannabis-derived products in the United States or in the Company being unable to obtain any new licenses in the normal course, including, but not limited to, as a result of such person’s failure to apply for a suitability review from or to otherwise fail to comply with the requirements of a governmental authority, as determined by the Board of Directors in its sole discretion after consultation with legal counsel and, if a license application has been filed, after consultation with the applicable governmental authority.

Pursuant to the Articles, the Company has a right, but not the obligation, at its option, to redeem Subordinate Voting Shares held by an Unsuitable Person at a redemption price per share, unless otherwise required by any governmental authority, equal to the Unsuitable Person Redemption Price (as defined below).

A redemption notice may be delivered by the Company to any Unsuitable Person setting forth: (i) the redemption date, (ii) the number of Shares to be redeemed, (iii) the formula pursuant to which the redemption price will be determined and the manner of payment therefor, (iv) the place where such Shares (or certificate thereto, as applicable) will be surrendered for payment, duly endorsed in blank or accompanied by proper instruments of transfer, (v) a copy of the Valuation Opinion (as defined below) if the Company is no longer listed on the CSE or another recognized securities exchange, and (vi) any other requirement of surrender of the redeemed shares. The redemption notice will be sent to the Unsuitable Person not less than 30 trading days prior to the redemption date, except as otherwise provided below. The Company will send a written notice confirming the amount of the redemption price as soon as possible following the determination of such redemption price. The redemption notice may be conditional such that the Company need not redeem Shares on the redemption date if the Board of Directors determines, in its sole discretion, that such redemption is no longer advisable or necessary.

For purposes of the foregoing, “Unsuitable Person Redemption Price” means: (i) in the case of Subordinate Voting Shares, the volume-weighted average trading price of Subordinate Voting Shares during the five (5) trading day period immediately after the date of the redemption notice on the CSE or other national or regional securities exchange on which Subordinate Voting Shares are listed; (ii) in the case of Multiple Voting Shares or Super Voting Shares, the amount determined under (i) multiplied by the Conversion Ratio in effect at the time the redemption notice is delivered, or (iii) if no such quotations are available, the fair market value per share of such Subordinate Voting Shares and/or Multiple Voting Shares as set forth in a valuation and fairness opinion (the “Valuation Opinion”) from an investment banking firm of nationally recognized standing in Canada (qualified to perform such task and which is disinterested in the contemplated redemption and has not in the then past two years provided services for a fee to the Company or its affiliates) or a disinterested nationally recognized accounting firm.

The redemption date will be not less than 30 trading days from the date of the redemption notice unless a governmental authority requires that Shares be redeemed as of an earlier date, in which case the redemption date will be such earlier date, and if there is an outstanding redemption notice, the Company will issue an amended redemption notice reflecting the new redemption date forthwith.

From and after the date the redemption notice is delivered, an Unsuitable Person owning Shares called for redemption will cease to have any voting rights. From and after the redemption date, any and all rights of any nature which may be held by an Unsuitable Person with respect to such person’s Shares will cease and, thereafter, the Unsuitable Person will be entitled only to receive the redemption price, without interest, on the redemption date; provided, however, that if any such Shares come to be owned solely by persons other than an Unsuitable Person (such as by transfer of such Shares to a liquidating trust, subject to the approval of any applicable governmental authority), such persons may exercise voting rights of such Shares and the Board of Directors may determine, in its sole discretion, not to redeem such Shares.

Following redemption, the redeemed Shares will be cancelled.

The Company may fund the redemption price, which may be substantial in amount in certain circumstances, from its existing cash resources, the incurrence of indebtedness, the issuance of additional securities including debt securities, the issuance of a promissory note issued to the Unsuitable Person, any other means permitted by applicable law or a combination of the foregoing sources of funding. To the extent required by applicable laws, the Company may deduct and withhold any tax from the redemption price. To the extent any amounts are so withheld and are timely remitted to the applicable governmental authority, such amounts shall be treated for all purposes as having been paid to the person in respect of which such deduction and withholding was made.

A person (or group of persons acting jointly or in concert) will be prohibited from acquiring or disposing of five percent (5%) or more of the issued and outstanding shares of the Company (calculated on an as-converted to Subordinate Voting Share basis), directly or indirectly, in one or more transactions, without providing 15 days’ advance written notice to the Company by mail sent to the Company’s registered office to the attention of the corporate secretary. The foregoing restriction will not apply to the ownership, acquisition or disposition of shares as a result of: (i) a transfer of the Company Shares occurring by operation of law including, inter alia, the transfer of the Company Shares to a trustee in bankruptcy, (ii) an acquisition or proposed acquisition by one or more underwriters or portfolio managers who hold the Company Shares for the purposes of distribution to the public or for the benefit of a third party, provided that such third party is in compliance with the foregoing restriction, or (iii) a conversion, exchange or exercise of securities of the Company, duly issued or granted by the Company, into or for Subordinate Voting Shares in accordance with their respective terms. If the Board reasonably believes that any such holder of the Company Shares may have failed to comply with the foregoing restrictions, the Company may apply to the Supreme Court of British Columbia, or such other court of competent jurisdiction, for an order directing that such shareholder disclose the number of the Company Shares held.

Multiple Voting Shares

Notice and Voting Rights. Holders of Multiple Voting Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company have the right to vote. At each such meeting, holders of Multiple Voting Shares are entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could then be converted (currently 100 votes per Multiple Voting Share held).

Class Rights. As long as any Multiple Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Multiple Voting Shares and Super Voting Shares by separate special resolution, prejudice or interfere with any right attached to the Multiple Voting Shares. Consent of the holders of a majority of the outstanding Multiple Voting Shares and Super Voting Shares will be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Multiple Voting Shares. In connection with the exercise of the voting rights discussed in this paragraph, each holder of Multiple Voting Shares will have one vote in respect of each Multiple Voting Share held. Holders of Multiple Voting Shares will not be entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Company.

Dividend Rights. The holders of the Multiple Voting Shares are entitled to receive such dividends as may be declared and paid to holders of the Subordinate Voting Shares on an as-converted to Subordinate Voting Share basis. No dividend will be declared or paid on the Multiple Voting Shares unless the Company simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares and Super Voting Shares.

Liquidation Rights. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Company ranking in priority to the Multiple Voting Shares, be entitled to participate ratably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis), Subordinate Voting Shares and Super Voting Shares (on an as-converted to Subordinate Voting Share basis).

Conversion Rights. The Multiple Voting Shares each have a restricted right to convert into 100 Subordinate Voting Shares (the “Conversion Ratio”), subject to customary adjustments for certain corporate changes. The ability to convert the Multiple Voting Shares is subject to a restriction that a holder of Multiple Voting Shares may not convert their shares if after giving effect to such conversion, the holder, together with the holder’s affiliates, would beneficially own in excess of 9.99% of the number of Subordinate Voting Shares outstanding immediately after giving effect to the issuance of Subordinate Voting Shares issuable upon conversion of the Multiple Voting Shares subject to the conversion. Upon notice to the Company, a holder of Multiple Voting Shares may increase or decrease the foregoing limitation, provided the holder would not own in excess of 19.99% of the number of Subordinate Voting Shares outstanding immediately after giving effect to the issuance of Subordinate Voting Shares upon conversion of Multiple Voting Shares subject to the conversion. Any increase in the limitation is not effective until the 61st day after the notice is delivered to the Company.

In the event that an offer is made to purchase Subordinate Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange, if any, on which the Subordinate Voting Shares are then listed, to be made to all or substantially all the holders of Subordinate Voting Shares in a given province or territory of Canada to which these requirements apply, each Multiple Voting Share shall become convertible at the option of the holder into Subordinate Voting Shares at the Conversion Ratio at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer.

The conversion right may be exercised in respect of Multiple Voting Shares for the purpose of depositing the resulting Subordinate Voting Shares under the offer, and for no other reason. In such event, the Company’s transfer agent shall deposit under the offer the resulting Subordinate Voting Shares on behalf of the holder. Should the Subordinate Voting Shares issued upon conversion and tendered in response to the offer be withdrawn by shareholders or not taken up by the offeror, or should the offer be abandoned, withdrawn or terminated by the offeror or the offer otherwise expires without such Subordinate Voting Shares being taken up and paid for, the Subordinate Voting Shares resulting from the conversion shall be automatically reconverted, without further intervention on the part of the Company or on the part of the holder, into Multiple Voting Shares at the inverse of the Conversion Ratio then in effect.

Change in Control. No subdivision or consolidation of the Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares shall occur unless, simultaneously, the Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares are subdivided or consolidated in the same manner or such other adjustment is made, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

Redemption Rights. The Company is, subject to certain conditions, entitled to redeem Subordinate Voting Shares, Multiple Voting Shares or Super Voting Shares, as applicable, held by certain shareholders in order to permit the Company to comply with applicable licensing regulations. These redemption rights are applicable to each class of shares in the Company. See “Subordinate Voting Shares – Redemption Rights”.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the principal Canadian federal income tax consequences applicable to the acquisition, holding, and disposition of Subordinate Voting Shares by a holder who (1) is not, and is not deemed to be, a resident of Canada for the purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (2) deals at arm’s length with the Company and is not affiliated with the Company in each case for purpose of the Tax Act, (3) holds and beneficially owns such Subordinate Voting Shares solely as capital property, (4) does not use or hold, and is not deemed to use or hold, the Subordinate Voting Shares in connection with a business carried on, or deemed to be carried on, in Canada, and (5) has not entered into, with respect to the Subordinate Voting Shares, a "derivative forward agreement", as that term is defined in the Tax Act , referred to in this summary as a “U.S. Holder”.

This summary is not applicable to a U.S. Holder that is (i) an insurer carrying on an insurance business in Canada and elsewhere, or (ii) an “authorized foreign bank” (as defined in the Tax Act) or (iii) another U.S. Holder of special status. Such U.S. Holders should consult their own Tax Advisors.

This summary is based on the current provisions of the Tax Act, and an understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. It takes into account all specific proposals to amend the Tax Act and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, referred to as the "Proposed Amendments" and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. Except as otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign (including without limitation, any United States) tax law or treaty.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any specific purchaser, and no representations with respect to the income tax consequences to any purchaser are made. Holders of Subordinate Voting Shares should consult their own tax advisors for advice with respect to the tax consequences to them of holding and disposing of such shares, having regard to their particular circumstances.

Each U.S. Holder is advised to obtain tax and legal advice applicable to such U.S. Holder’s particular circumstances.

Currency Conversion

In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Subordinate Voting Shares must be converted into Canadian dollars based on the applicable exchange rate quoted by the Bank of Canada for the relevant day or such other rate of exchange that is acceptable to the Canada Revenue Agency.

Dividends

Dividends paid or credited on the Subordinate Voting Shares or deemed to be paid or credited on the Subordinate Voting Shares to a U.S. Holder will be subject to Canadian withholding tax at the rate of 25%. Under the Canada-U.S. Tax Convention, where dividends on the Subordinate Voting Shares are considered to be paid to or derived by a U.S. Holder that is a beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Convention, the applicable rate of Canadian withholding tax is generally reduced to 15%. If the U.S. Holder is a company that is a resident of the U.S. for purposes of, and is eligible for and entitled to benefits under, the Canada-U.S. Tax Convention, and that owns at least 10% of the voting stock of the Company and beneficially owns the dividend, the rate of withholding tax is 5% for dividends paid or credited to such corporate U.S. Holder. The Company is required to withhold the applicable tax from the dividend payable to the U.S. Holder, and to remit the tax to the Receiver General of Canada for the account of the U.S. Holder.

Disposition of Subordinate Voting Shares

A U.S. Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a Subordinate Voting Shares unless such securities constitute “taxable Canadian property” of the U.S. Holder for purposes of the Tax Act and the gain is not exempt from tax pursuant to the terms of the Canada-U.S. Tax Convention.

Provided that the Subordinate Voting Shares are listed on a “designated stock exchange” for purposes of the Tax Act at the time of disposition, the Subordinate Voting Shares generally will not constitute “taxable Canadian property” of a U.S. Holder, unless at any time during the 60 month period immediately preceding the disposition: (i) the U.S. Holder, persons with whom the U.S. Holder did not deal at “arm’s length” for the purposes of the Tax Act, partnerships in which the U.S. Holder or a person with whom the U.S. Holder did not deal at “arm’s length” for the purposes of the Tax Act holds a membership interest directly or indirectly through one or more partnerships, or the U.S. Holder together with all such persons, owned 25% or more of the issued shares of any class of the Company and; (ii) more than 50% of the fair market value of the Subordinate Voting Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act), or options in respect of, or interests in, or for civil law rights in, such property whether or not such property exists. Notwithstanding the foregoing, the Subordinate Voting Shares may otherwise in certain circumstances be deemed to be taxable Canadian property to a U.S. Holder for the purposes of the Tax Act.

Even if a Subordinate Voting Share is considered to be “taxable Canadian property” to a U.S. Holder, the U.S. Holder may be exempt from tax under the Tax Act if such securities are “treaty-protected property” for the purposes of the Tax Act. Subordinate Voting Shares owned by a U.S. Holder will generally be “treaty-protected property” if the gain from the disposition of such securities would, because of the Canada-U.S. Tax Convention, be exempt from tax under Part I of the Tax Act.

U.S. Holders who may hold Subordinate Voting Shares as “taxable Canadian property” should consult their own tax advisors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of the Subordinate Voting Shares. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (including, but not limited to, financial institutions, insurance companies, broker-dealers or traders in securities or currencies, tax-exempt organizations (including private foundations), individual retirement accounts or qualified pension plans, taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, U.S. expatriates (or former long-term residents of the United States), investors that will hold the Subordinate Voting Shares as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, investors that have a functional currency other than the U.S. dollar, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the Subordinate Voting Shares being taken into account in an applicable financial statement), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold the Subordinate Voting Shares as “capital assets” (generally, property held for investment) under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and that acquired the Subordinate Voting Shares pursuant to this prospectus. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of Subordinate Voting Shares who or that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury Regulations to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial holder of the Subordinate Voting Shares who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Subordinate Voting Shares, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. An investor that is a partner, member or other beneficial owner of a partnership holding the Subordinate Voting Shares is urged to consult the investor’s own tax advisors regarding the tax consequences of the ownership and disposition of the Subordinate Voting Shares.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE COMPANY URGES PROSPECTIVE HOLDERS TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE SUBORDINATE VOTING SHARES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Tax Classification of the Company

Pursuant to Section 7874(b) of the Code and the U.S. Treasury Regulations promulgated thereunder, notwithstanding that the Company has been organized under Canadian law, solely for U.S. federal income tax purposes, the Company will be classified as a U.S. domestic corporation. Accordingly, the Company will be subject to a number of significant and complicated U.S. federal income tax consequences as a result of being treated as a U.S. domestic corporation for U.S. federal income tax purposes and will be subject to taxation both in Canada and the United States which could have a material adverse effect on its financial condition and results of operations.

Taxation of U.S. Holders

Distributions on Subordinate Voting Shares

If the Company makes distributions with respect to a Subordinate Voting Share, the distributions generally will be treated as U.S. source dividends to a U.S. Holder of a Subordinate Voting Share to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distributions exceed the Company’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the Subordinate Voting Share, and thereafter as gain from the sale or exchange of that Subordinate Voting Share. Corporate U.S. Holders may be entitled to claim the dividends-received deduction with respect to dividends paid on the Subordinate Voting Shares and such dividends may constitute qualified dividend income to individual U.S. Holders, subject in each case to applicable restrictions and eligibility requirements.

Dividends on the Subordinate Voting Shares will not constitute foreign source income for U.S. foreign tax credit limitation purposes because the Company, even though organized as a Canadian corporation, will be treated as a U.S. corporation for U.S. federal income tax purposes, as described above under “—U.S. Tax Classification of the Company.” Therefore, a U.S. Holder may not be able to claim a U.S. foreign tax credit for any Canadian tax unless the U.S. Holder has sufficient other foreign source income.

Sale or Other Taxable Disposition of Subordinate Voting Shares

Upon the sale or other taxable disposition of a Subordinate Voting Share, U.S. Holders generally will recognize capital gain or loss equal to the difference between the amount realized by such holders on the disposition and their adjusted tax basis in such Subordinate Voting Share. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder held such a Subordinate Voting Share for more than one year as of the time of disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

To the extent a sale or other taxable disposition of the Subordinate Voting Shares by a U.S. Holder results in Canadian tax payable by the U.S. Holder, such U.S. Holder may not be able to claim a U.S. foreign tax credit for any Canadian tax unless the U.S. Holder has sufficient other foreign source income.

Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or the amount of proceeds paid in foreign currency on the sale, exchange or other taxable disposition of Subordinate Voting Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of the Subordinate Voting Shares, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (generally, on a properly completed IRS Form W-9) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

Taxation of Non-U.S. Holders

Distributions on Subordinate Voting Shares

If the Company makes distributions with respect to a Subordinate Voting Share, the distributions generally will be treated as dividends to a Non-U.S. Holder of a Subordinate Voting Share to the extent of the Company’s current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distributions exceed the Company’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Subordinate Voting Share, and thereafter as gain from the sale or exchange of that Subordinate Voting Share.

Dividends paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the Non-U.S. Holder is eligible for and properly claims a reduced rate of withholding under an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the Non-U.S. Holder) will not be subject to U.S. withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person, as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” equal to 30% of its effectively connected earnings and profits (subject to certain adjustments) or at such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Subordinate Voting Shares

Subject to the discussions below under “Taxation of Non-U.S. Holders—Information Reporting and Backup Withholding,” and “Taxation of Non-U.S. Holders—Foreign Account Tax Compliance Act”, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of a Subordinate Voting Share, unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	the Company is or has been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held the Subordinate Voting Share, and, in the case where the Company’s shares are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our shares at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the Subordinate Voting Share. There can be no assurance that Subordinate Voting Shares will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above generally will be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their own tax advisors regarding possible eligibility for benefits under income tax treaties and the availability of U.S. source capital losses to offset gain described in the second bullet point.

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, taxable exchange or other disposition of Subordinate Voting Shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Subordinate Voting Shares from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. The Company has not performed any analysis to determine whether it is currently, or has ever been, a USRPHC. You are urged to consult your own tax advisors regarding the application of these rules.

Information Reporting and Backup Withholding

Generally, the Company must report to the IRS and to the Non-U.S. Holder the amount of dividends paid with respect to, and the proceeds from the sale or other disposition of, Subordinate Voting Shares to such holder and the amount of tax, if any, withheld with respect to those payments or proceeds. Copies of the information returns and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder may be subject to backup withholding of tax on dividends paid, and, depending on the circumstances, the proceeds of a sale, exchange, redemption or other taxable disposition unless the Non-U.S. Holder complies with certain certification requirements to establish that it is not a U.S. Person or it otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax may apply to payments of dividends on stock made to foreign financial institutions (including amounts paid to a foreign financial institution on behalf of a holder) and certain other non-financial foreign entities. Additionally, a 30% withholding tax may apply to payments of gross proceeds from the disposition of stock made to such institutions and entities; however, proposed Treasury regulations eliminate this 30% withholding tax on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued. There can be no assurance that final Treasury regulations would provide an exemption from FATCA for gross proceeds.

Withholding under FATCA generally will not apply where such payments are made to (i) a foreign financial institution that undertakes, under either an agreement with the United States Treasury or pursuant to an intergovernmental agreement between the jurisdiction in which it is a resident and the United States Treasury, to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders; (ii) a non-financial foreign entity that either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner to the United States Treasury; or (iii) a foreign financial institution or non-financial foreign entity that is exempt from these rules. Investors should consult their tax advisors regarding this legislation and the regulations thereunder.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 129,536,874 of our Subordinate Voting Shares. The Selling Securityholders may from time to time offer and sell any or all of the Subordinate Voting Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “Selling Securityholders” includes the persons listed in the table below, together with any additional selling securityholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interests in the Subordinate Voting Shares, other than through a public sale.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of June 30, 2025 regarding the beneficial ownership of our Subordinate Voting Shares by the Selling Securityholders and the Subordinate Voting Shares being offered by the Selling Securityholders and may not reflect subsequent sales by the Selling Securityholders. The applicable percentage ownership of Subordinate Voting Shares is based on approximately 923,839,190 Subordinate Voting Shares outstanding as of June 30, 2025. Information with respect to Subordinate Voting Shares owned beneficially after the offering assumes the sale of all of the Subordinate Voting Shares registered hereby. The Selling Securityholders may offer and sell some, all or none of their Subordinate Voting Shares.

Our Chief Executive Officer and Co-Executive Chairman of the Board, John Mazarakis, is a co-founder and has served as partner of Chicago Atlantic Group, LP and its affiliates since April 2019. One of the Selling Securityholders, CA PIPE SPV, LLC, is an affiliate of Chicago Atlantic Group. Another Chicago Atlantic Group, LP entity serves as lender to Vireo Growth under a $33,000,000 term loan and holds a $10,000,000 convertible note of the Company as detailed in the Company’s SEC filings. The beneficial ownership of various Chicago Atlantic companies is set forth in footnote 2 to the Selling Securityholder table below. Except for the foregoing or as set forth in the footnotes below, none of the Selling Securityholders has ever been an officer or director of us or one of our affiliates or has has had a material relationship with us other than as a securityholder at any time within the past three years. Each of the Selling Securityholders has acquired (or will acquire) the Subordinate Voting Shares to be resold hereunder in the ordinary course of business and, at the time of acquisition, none of the Selling Securityholders was, or is expected to be, a party to any agreement or understanding, directly or indirectly, with any person to distribute the Subordinate Voting Shares to be resold by such Selling Securityholders under this registration statement of which this prospectus forms a part.

Since a Selling Securityholder may sell some or none of the Subordinate Voting Shares that it holds or has the right to acquire that are covered by this prospectus, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of our Subordinate Voting Shares that will be held by Selling Securityholders upon the termination of the offering. The information set forth in the following table regarding the beneficial ownership after the resale of shares is based upon the assumption that the Selling Securityholders will acquire (to the extent not currently held) and sell all of the Subordinate Voting Shares covered by this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that Selling Securityholders have, or will have, sole voting and investment power with respect to all Subordinate Voting Shares that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker dealer.

Please see the section titled “Plan of Distribution” in this prospectus for further information regarding the Selling Securityholders’ method of distributing these shares.

	Subordinate Voting Shares(1)
Name	Number Beneficially Owned Prior to Offering†		Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
CA PIPE SPV, LLC	32,032,000	(2)	32,032,000	0	—
Akhrin Ventures LLC	2,240,000 (3)		2,240,000	0	—
Alan Silberman	640,000		640,000	0	—
Andrew Karos	1,600,000		1,600,000	0	—
Anton Vinskiy	400,000		400,000	0	—
Aristedis Raptis	1,600,000		1,600,000	0	—
Ayse Alize Tansever	800,000		800,000	0	—
Bruce Fleming	1,600,000		1,600,000	0	—
Daniel Gardner	1,600,000		1,600,000	0	—
David R. Byrd Living Trust	1,440,000	(4)	1,440,000	0	—
DDH 2021 Trust	960,000	(5)	960,000	0	—
Demitrios Halakos	640,000		640,000	0	—
Dimosthenis Markopoulos	400,000		400,000	0	—
Eta Corporation	1,600,000	(6)	1,600,000	0	—
Evangelos Halakos	1,600,000		1,600,000	0	—
FarmaceuticalRX LLC	31,184,874	(7)	31,184,874	0	—
Guttman Ventures LLC	3,200,000	(8)	3,200,000	0	—
Henry Wayne Chuck Lau	1,440,000		1,440,000	0	—
Herbert Ruterschmidt	640,000		640,000	0	—
HTR, LLC	3,200,000	(9)	3,200,000	0	—
Ioannis Halakos	800,000		800,000	0	—
Irrevocable Trust of Jennifer Steiner	1,600,000	(10)	1,600,000	0	—
J. Brock Saunders 2011 Trust dtd 2/23/2011	400,000	(11)	400,000	0	—
Jianming Zang	1,600,000		1,600,000	0	—
John Mabry	1,600,000		1,600,000	0	—
Joseph Francis Hogan	1,600,000		1,600,000	0	—
Kok Heng See	1,280,000		1,280,000	0	—
Lindell Chicago Atlantic Holo LLC	8,320,000	(12)	8,320,000	0	—
Luke Boland	1,600,000		1,600,000	0	—
Michael J. Daley	3,200,000		3,200,000	0	—
Murat Baris Tansever	800,000		800,000	0	—
Paul H. Saunders, Jr. 2011 Trust dtd 2/28/2011	480,000	(13)	480,000	0	—
Paul G. Stefan	1,600,000		1,600,000	0	—
Robert Gesemyer	1,440,000		1,440,000	0	—
Roth Holdings, LLC	1,600,000	(14)	1,600,000	0	—
S3 Parnters Group, LLLP	3,200,000	(15)	3,200,000	0	—
Scott Anthony Lyons	4,800,000		4,800,000	0	—
Skywalker Global Investments Ltd	960,000	(16)	960,000	0	—
Swerve Limited	800,000	(17)	800,000	0	—
Thilo D. Best Revocable Trust	1,440,000	(18)	1,440,000	0	—
Yulia Mitrovich	1,600,000		1,600,000	0	—

*	Represents less than one percent (1.0)%.

†	Beneficial ownership includes shares of subordinate voting shares as to which a person or group has sole or shared voting power or dispositive power. Subordinate voting shares registered hereunder, as well as subordinate voting shares subject to options, warrants or other convertible securities that are exercisable or convertible currently or within 60 days of June 30, 2025, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such subordinate voting shares, options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

(1)	Represents subordinate voting shares received in connection with the Private Placement.

(2)	Includes 3,280,000 and 4,720,000 shares beneficially held by Chicago Atlantic Credit Opportunities, LLC and Chicago Atlantic Equity Fund, LLC, respectively. Chicago Atlantic Group GP, LLC is the general partner of Chicago Atlantic Group, LP ("CAG") which is the managing member of Chicago Atlantic Advisers, LLC (“CAA”) which is the investment manager of Chicago Atlantic Opportunity Portfolio, LP ("CAOP") and Chicago Atlantic Credit Opportunities, LLC (“CACO”). CAG is also the managing member of Chicago Atlantic Credit Company, LLC (“CACC”). Chicago Atlantic GP Holdings, LLC is the managing member of Chicago Atlantic Manager, LLC (“CAM”) and the sole member of Chicago Atlantic Opportunity GP, LLC, which is the general partner of CAOP. CAM is the manager of CA PIPE SPV, LLC and managing member of CACO. CACO wholly owns Chicago Atlantic Opportunity Finance, LLC (“CAOF”). CACO owns 1,195,072 Subordinate Voting Shares, or approximately 0.1%. CAOP owns 78,319,787 Subordinate Voting Shares and warrants exercisable for 5,729,195 Subordinate Voting Shares, or approximately 9.1%. CACC owns 10,896 Subordinate Voting Shares and warrants exercisable for 670,620 Subordinate Voting Shares, or approximately 0.1%. CAOF is the holder of a convertible promissory note in the original principal amount of $10,000,000. The original principal amount of the note, plus any accrued and unpaid interest, is convertible into Subordinate Voting Shares at a conversion price of $0.625. At that price, the original principal amount is convertible into 16,000,000 Subordinate Voting Shares, or approximately 1.7%. The ownership information of the Chicago Atlantic entities is as of July 7, 2025. All entities disclaim ownership of Subordinate Voting Shares except to the extent such entities have or share voting or investment power over such shares.

(3)	Dimitri Akhrin has sole voting and dispositive power over the securities held by Akhrin Ventures LLC.

(4)	David R. Byrd has sole voting and dipositive power over the securities held by the David R. Byrd Living Trust.

(5)	Michelle Hughes has sole voting and dispositive power over the securities held by the DDH 2021 Trust.

(6)	Aaron Royston has sole voting and dispositive power over the securities held by Eta Corporation.

(7)	Siham Bouziane has sole voting and dispositive power over the securities held by FarmaceuticalRX LLC.

(8)	Steven J. Guttman has sole voting and dispositive power over the securities held by Guttman Ventures LLC.

(9)	Anastasia Koroleva has sole voting and dispositive power over the securities held by HTR, LLC.

(10)	Michael Steiner has sole voting and dispositive power over the securities held by the Irrevocable Trust of Jennifer Steiner.

(11)	Paul H. Saunders has sole voting and dispositive power over the securities held by the J. Brock Saunders 2011 Trust dtd 2/23/2011.

(12)	Carl Lindell has sole voting and dispositive power over the securities held by Lindell Chicago Atlantic Holo LLC.

(13)	Paul H. Sanders has sole voting and dispositive power over the securities held by Paul H. Saunders, Jr. 2011 Trust dtd 2/28/2011.

(14)	Marc Roth and Mitchell Roth share voting and dispositive power over the securities held by Roth Holdings, LLC.

(15)	Paul H. Saunders and Jason Brock Saunders share voting and dispositive power over the securities held by S3 Partners Group, LLP.

(16)	Bedii Can Yucaoglu and Birol Yucel share voting and dispositive power over the securities held by Skywalker Global Investments Ltd.

(17)	Melih Murat Yucaoglu and Bedii Can Yucaoglu share voting and dispositive power over the securities held by Swerve Limited.

(18)	Thilo D. Best has sole voting and dispositive power over the securities held by Thilo D. Best Revocable Trust.

PLAN OF DISTRIBUTION

Vireo Growth Inc. is registering 129,536,874 Subordinate Voting Shares. The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Subordinate Voting Shares or interests in Subordinate Voting Shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Subordinate Voting Shares on any stock exchange, market or trading facility on which the Subordinate Voting Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of Subordinate Voting Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Subordinate Voting Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	distributions to members, limited partners or stockholders of Selling Securityholders;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such Subordinate Voting Shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Subordinate Voting Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Subordinate Voting Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Subordinate Voting Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of their Subordinate Voting Shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such Subordinate Voting Shares in the course of hedging the positions they assume. The Selling Securityholders may also sell Subordinate Voting Shares short and deliver these securities to close out their short positions, or loan or pledge the Subordinate Voting Shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Subordinate Voting Shares offered by this prospectus, which Subordinate Voting Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the Subordinate Voting Shares offered by them will be the purchase price of such Subordinate Voting Shares less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Subordinate Voting Shares to be made directly or through agents. We will not receive any of the proceeds from the resale of the Subordinate Voting Shares.

The Selling Securityholders also may resell all or a portion of the Subordinate Voting Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Subordinate Voting Shares therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Subordinate Voting Shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Subordinate Voting Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Subordinate Voting Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Subordinate Voting Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Subordinate Voting Shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Subordinate Voting Shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Subordinate Voting Shares offered by this prospectus.

LEGAL MATTERS

Except as otherwise set forth in an applicable prospectus supplement, certain legal matters with respect to the validity of the offered Subordinate Voting Shares under Canadian law will be passed upon for Vireo Growth by Sangra Moller LLP. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The consolidated balance sheets of Vireo Growth as of December 31, 2024 and 2023, and the related consolidated statements of net loss and comprehensive loss, stockholders’ equity (deficiency), and cash flows for the years ended December 31, 2024 and 2023, and the related notes have been incorporated by reference herein and in the registration statement in reliance upon the report of Davidson & Company LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. We maintain a web site at www.vireogrowth.com. The information on our web site is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

This prospectus is part of a registration statement on Form S-3 that we have filed under the Securities Act with the SEC. This prospectus, which constitutes a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus as to the contents of any document are not necessarily complete. If a document has been filed as an exhibit to the registration statement, we refer you to the copies of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to separate documents. The information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including information furnished under Items 2.02 and 7.01 of Form 8-K and certain exhibits furnished pursuant to Item 9.01 of Form 8-K):

1.	Our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 4, 2025;

2.	Our Definitive Information Statement on Schedule 14C filed with the SEC on March 21, 2025;

3.	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 9, 2025;

4.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 9, 2025;

5.	Our Current Reports on Form 8-K (or amendments thereto) filed with the SEC on January 3, 2025, January 6, 2025, January 27, 2025, March 4, 2025, March 10, 2025, March 20, 2025, May 9, 2025, May 12, 2025, June 6, 2025, June 12, 2025, June 23, 2025 and July 11, 2025; and

6.	The description of our capital stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2020.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Vireo Growth Inc.
207 South 9th Street
Minneapolis, Minnesota 55402
Attention: Corporate Secretary
(612) 999-1606

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of Canada. As a result, it may be difficult for investors to effect service of process within the United States upon us or to enforce against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, investors should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us, our officers or directors, or other said persons, predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States; or (ii) would enforce, in original actions, liabilities against us or such directors, officers or experts predicated upon the United States federal securities laws or any securities or other laws of any state or jurisdiction of the United States.

In addition, there is doubt as to the applicability of the civil liability provisions of U.S. federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The expenses relating to the registration of securities will be borne by the registrant. The following table sets forth an estimate of the expenses payable in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the expenses will be borne by us. The following expenses, with the exception of the SEC Registration Fee are estimates:

SEC Registration Fee	$8,726
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$75,000
Miscellaneous Expenses	$1,274
Total (1)	$90,000

(1)	These fees are calculated based on the amount of securities offered and/or the number of offerings and accordingly are not presently known and cannot be estimated at this time. The applicable prospectus supplement will set forth the estimated aggregated amount of expenses payable with respect to any offering of securities.

Item 15. Indemnification of Directors and Officers.

Under the Business Corporations Act (British Columbia), the Company may indemnify a director or officer of the Company, a former director or officer of the Company or another individual who acts or acted as a director or officer of an affiliate of the Company, or at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another corporation or other legal entity (each of the foregoing, an “individual”), against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, any legal proceeding or investigative action, whether current, threatened, pending or completed, in which such individual or any of his or her heirs and personal or other legal representatives is or may be joined as a party, or is or may liable for in respect of a judgment, penalty or fine in, or expenses related to such legal proceeding or investigative action because of serving in such capacity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Company or such other corporation or legal entity; and (ii) in the case of such a proceeding or investigative action other than a civil proceeding, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Company may also indemnify a person described above in respect of all costs, charges and expenses, including legal and other fees, actually and reasonably incurred by such person in respect of such a legal proceeding or investigative action, providing such person complies with (i) and (ii) above. The Company may provide indemnification in respect of such costs, charges and expenses after the final disposition of such legal proceeding or investigative action, and may pay such costs, charges and expenses as they are incurred in advance of such final disposition, provided it obtains a written undertaking that such person will repay the amounts advanced if it is ultimately determined that the individual did not comply with (i) and (ii) above. Under the Business Corporations Act (British Columbia), an individual described above is entitled to indemnification from the Company in respect of such costs, charges and expenses after the final disposition of such legal proceeding or investigative action as a matter of right if the individual has not been reimbursed for such costs, charges and expenses and is wholly successful in the outcome of such legal proceeding or investigative action, or is substantially successful on the merits thereof, providing such individual complies with (i) and (ii) above. On application of the Company or an individual described above, the Supreme Court of British Columbia may order the Company to indemnify a person described above in respect of any liability incurred by such person in respect of such a legal proceeding or investigative action, and to pay some or all of the expenses incurred by such individual in respect of such legal proceeding or investigative action.

The Articles of the Company provide that, subject to the limitations contained in the Business Corporations Act (British Columbia), the Company must indemnify a person named above in accordance with the foregoing for where such person is or may be liable by reason of such person being or having been a director, officer or holding or having held a position equivalent thereto.

The Company maintains directors’ and officers’ liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Company in their capacity as directors and officers.

The Company has entered, and may from time to time enter, into indemnification agreements for the benefit of its directors and officers providing for their indemnification as permitted under the Business Corporations Act (British Columbia) and the Articles.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that undertakings set forth in paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act to any purchaser,

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Document Description

3.1	Articles of Vireo Growth Inc. dated June 25, 2024 (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023).

3.2	Certificate of Name Change, dated June 9, 2021 (incorporated by reference to Exhibit 3.01 to our Current Report on Form 8-K filed June 9, 2021).

3.3	Notice of Articles, dated June 9, 2021 (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed June 9, 2021).

3.4	Notice of Alteration, Notice of Articles and Certificate of Name Change dated June 25, 2024 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed July 1, 2024).

5.1	Opinion of Sangra Moller LLP.*

23.1	Consent of Davidson & Company LLP.*

23.2	Consent of Sangra Moller LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page).*

107	Filing Fees Exhibit.*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 15, 2025.

VIREO GROWTH INC.

By:	/s/ John Mazarakis
John Mazarakis
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint Kyle E. Kingsley, John Mazarakis, Tyson Macdonald and Joseph Duxbury, and each one of them severally, his true and lawful attorneys-in-fact and agents, for such person and in such person’s name, place and stead, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as said person might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents and each of them may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 15, 2025.

Name and Signature	Title

/s/ John Mazarakis	Chief Executive Officer and Co-Executive Chairman
John Mazarakis	(principal executive officer )

/s/ Tyson Macdonald	Chief Financial Officer
Tyson Macdonald	(principal financial officer)

/s/ Joseph Duxbury	Chief Accounting Officer
Joseph Duxbury	(principal accounting officer)

/s/ Ross M. Hussey
Ross M. Hussey	Director

/s/ Victor Mancebo
Victor Mancebo	Director

/s/ Judd T. Nordquist
Judd T. Nordquist	Director

/s/ Kyle E. Kingsley
Kyle E. Kingsley	Co-Executive Chairman and Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in its capacity as duly authorized representative of Vireo Growth Inc. in the United States, on July 15, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director